Exhibit 10.65

Allmerica Financial Corporation

Description of Incentive Compensation Conversion Program

Objective

•	Build stock ownership of Senior Leadership

Participants

•	Operating Committee

Opportunity

•	Defer a portion of 2004 IC Award into Restricted Stock Units with 3 year restriction (Principal Units)

-	Defer the greater of $50,000 or up to a max of 20% of current base

•	Company matches 15% of deferral with additional Restricted Stock Units (Premium Units)

Timing of Election

•	Prior to 2/4/2005

Taxation

•	FICA tax is applied to deferral amount; no state or federal income tax due until restrictions lapse

•	Premium Units taxed when restrictions lapse

Dividends

•	Dividends, if paid on common shares, will be notionally credited to a dividend account and credited at the GATT interest rate

(Note that this is different from Restricted Stock Units issued under the Long Term Incentive Program which are performance based and will not be credited with notional dividends)

•	Application of this provision will apply to amounts issued under this program in prior years as well

•	Vesting and forfeiture of notional dividends will mirror the treatment of Restricted Stock Units

Administrative Guidelines

•	If employee leaves prior to 3 years, Principal and Premium units are returned to company. Employee will receive original amount deferred plus GATT interest rate.

•	If employee remains with the company for entire 3 year period, employee will receive Principal and Premium Units